Exhibit 10.1

CREDIT AND SECURITY AGREEMENT
by and between
U.S. WELL SERVICES, LLC,
as Borrower,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender
Dated as of May 9, 2013

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TABLE OF CONTENTS
PAGE

1.    DEFINITIONS AND CONSTRUCTION.    1
1.1    Definitions, Code Terms, Accounting Terms and Construction.    1
2.    LOANS AND TERMS OF PAYMENT.    1
2.1    Revolving Loan Advances.    1
2.2    Term Loan.    1
2.3    Borrowing Procedures.    1
2.4    Payments; Prepayments.    3
2.5    Clearance Charge.    4
2.6    Interest Rates: Rates, Payments, and Calculations.    4
2.7    Designated Account.    5
2.8    Maintenance of Loan Account; Statements of Obligations.    5
2.9    Maturity Termination Dates.    5
2.10    Effect of Maturity.    5
2.11    Termination or Reduction by Borrower.    6
2.12    Fees.    6
2.13    Letters of Credit.    6
2.14    Illegality; Impracticability; Increased Costs.    9
2.15    Capital Requirements.    10
2.16    Extent of Borrower’s Liability, Contribution.    10
3.    SECURITY INTEREST.    10
3.1    Grant of Security Interest.    10
3.2    Borrower Remain Liable.    11
3.3    Assignment of Insurance.    11
3.4    Financing Statements.    11
4.    CONDITIONS.    11
4.1    Conditions Precedent to the Initial Extension of Credit.    11
4.2    Conditions Precedent to all Extensions of Credit.    11
4.3    Conditions Subsequent.    12
5.    REPRESENTATIONS AND WARRANTIES.    12
6.    AFFIRMATIVE COVENANTS.    12
6.1    Financial Statements, Reports, Certificates.    12
6.2    Collateral Reporting.    12
6.3    Existence.    12
6.4    Maintenance of Properties.    12
6.5    Taxes.    12
6.6    Insurance.    13
6.7    Inspections, Exams, Collateral Exams and Appraisals.    13
6.8    Account Verification.    13
6.9    Compliance with Laws.    13
6.10    Environmental.    13

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6.11    Disclosure Updates.    14
6.12    Collateral Covenants.    14
6.13    Material Contracts.    18
6.14    Location of Inventory, Equipment and Books.    18
6.15    Further Assurances.    18
7.    NEGATIVE COVENANTS.    19
7.1    Indebtedness.    19
7.2    Liens.    19
7.3    Restrictions on Fundamental Changes.    19
7.4    Disposal of Assets.    19
7.5    Change Name.    19
7.6    Nature of Business.    19
7.7    Prepayments and Amendments.    19
7.8    Change of Control.    20
7.9    Restricted Junior Payments.    20
7.10    Accounting Methods.    20
7.11    Investments; Controlled Investments.    20
7.12    Transactions with Affiliates.    21
7.13    Use of Proceeds.    21
7.14    Limitation on Issuance of Stock.    21
7.15    Consignments.    21
7.16    Inventory and Equipment with Bailees.    21
7.17    Other Payments and Distributions.    21
8.    FINANCIAL COVENANTS.    22
9.    EVENTS OF DEFAULT.    22
10.    RIGHTS AND REMEDIES.    24
10.1    Rights and Remedies.    24
10.2    Additional Rights and Remedies.    24
10.3    Lender Appointed Attorney in Fact.    25
10.4    Remedies Cumulative.    26
10.5    Crediting of Payments and Proceeds.    26
10.6    Marshaling.    26
10.7    License.    26
11.    WAIVERS; INDEMNIFICATION.    26
11.1    Demand; Protest; etc.    26
11.2    The Lender’s Liability for Collateral.    26
11.3    Indemnification.    26
12.    NOTICES.    27
13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.    28
14.    ASSIGNMENTS; SUCCESSORS.    29
15.    AMENDMENTS; WAIVERS.    29

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16.    TAXES.    29
17.    GENERAL PROVISIONS.    29
17.1    Effectiveness.    29
17.2    Section Headings.    29
17.3    Interpretation.    29
17.4    Severability of Provisions.    29
17.5    Debtor-Creditor Relationship.    30
17.6    Counterparts; Electronic Execution.    30
17.7    Revival and Reinstatement of Obligations.    30
17.8    Confidentiality.    30
17.9    Lender Expenses.    31
17.10    Setoff.    31
17.11    Survival.    31
17.12    Patriot Act.    31
17.13    Integration.    31
17.14    Bank Product Providers.    31

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EXHIBITS AND SCHEDULES
Schedule 1.1    Definitions
Schedule 2.12    Fees
Schedule 6.1    Financial Statement, Reports, Certificates
Schedule 6.2    Collateral Reporting
Exhibit A    Form of Compliance Certificate
Exhibit B    Conditions Precedent
Exhibit C    Conditions Subsequent
Exhibit D    Representations and Warranties
Exhibit E    Information Certificate
Schedule A-1    Collection Account
Schedule A-2    Authorized Person
Schedule D-1    Designated Account
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule R-1    Real Property Collateral

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CREDIT AND SECURITY AGREEMENT
THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of May 9, 2013, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), and U.S. WELL SERVICES, LLC, a Delaware limited liability company (“Borrower”).
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1    Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1. Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction are set forth in Schedule 1.1.

2.	LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loan Advances.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make revolving loans (“Advances”) to Borrower by way of Fixed Rate LIBOR Loans and Variable Rate LIBOR Loans in an amount at any one time outstanding not to exceed the lesser of:
(i)    the Maximum Revolver Amount less the Letter of Credit Usage at such time, and

(ii)	the Borrowing Base at such time less the Letter of Credit Usage at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date. Lender has no obligation to make an Advance at any time following the occurrence and during the continuation of a Default or an Event of Default.
(c)    If at any time the Maximum Revolver Amount is less than the amount of the Borrowing Base, the amount of Advances available under Section 2.1(a) above shall be reduced by any Reserves established by Lender in its Permitted Discretion with respect to amounts that may be payable by Borrower to third parties.
2.2    Intentionally Omitted.

2.3	Borrowing Procedures.
(a)    Procedure for Borrowing. Subject to Sections 2.3(b) and (f) below, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender. Such written request must be received by Lender no later than 11:00 a.m. (Eastern time) on the Business Day that is the requested Funding Date (or three (3) Business Days prior to the requested Funding Date in the event of a Fixed Rate LIBOR Loan) specifying (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, (iii) if such Borrowing will be by way of Variable Rate LIBOR Loan or Fixed Rate LIBOR Loan, and (iv) if such Borrowing will be by way Fixed Rate LIBOR Loan, the applicable Interest Period.
At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. Lender is authorized to make the Advances, and to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.

(b)    Fixed Rate LIBOR Loans. To the extent permitted hereunder, Borrower may, from time to time prior to the Termination Date, request Fixed Rate LIBOR Loans or may request that Variable Rate LIBOR Loans be converted to Fixed Rate LIBOR Loans or that any existing Fixed Rate LIBOR Loans continue for an additional LIBOR

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Interest Period. Such request from Borrower shall specify the amount of the Fixed Rate LIBOR Loans to be made, the amount of Variable Rate LIBOR Loans to be converted to Fixed Rate LIBOR Loans or the amount of the Fixed Rate LIBOR Loans to be continued and the LIBOR Interest Period to be applicable to such Fixed Rate LIBOR Loans. Three (3) Business Days after receipt by Lender of a written notice making such request from Borrower, such Fixed Rate LIBOR Loans shall be made or the Variable Rate LIBOR Loans shall be converted to Fixed Rate LIBOR Loans or such Fixed Rate LIBOR Loans shall continue, as the case may be. The making or continuing of Fixed Rate LIBOR Loans or the conversion of Variable Rate LIBOR Loans to Fixed Rate LIBOR Loans is subject to each of the following conditions (which may be waived or altered only by Lender, in its sole discretion):
(i)    no Event of Default shall exist or have occurred and be continuing,
(ii)    no party hereto shall have sent any notice of termination,
(iii)    Borrower shall have complied with such customary procedures as are generally established by Lender for all customers and specified by Lender to Borrower, from time to time, for requests by Borrower for Fixed Rate LIBOR Loans,
(iv)    no more than 3 LIBOR Interest Periods (for all outstanding Fixed Rate LIBOR Loans) may be in effect at any one time,
(v)    the aggregate amount of the Fixed Rate LIBOR Loans must be an amount not less than US $1,000,000 or an integral multiple of US $100,000 in excess thereof, and
(vi)    Lender shall have determined that the LIBOR Interest Period and LIBOR is available to Lender and can be readily determined as of the date of the request for such Fixed Rate LIBOR Loan by Borrower.
Any requests by Borrower for Fixed Rate LIBOR Loans or to convert Variable Rate LIBOR Loans to Fixed Rate LIBOR Loans or to continue any existing Fixed Rate LIBOR Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase US Dollar deposits in the London interbank market to fund or otherwise match fund any Fixed Rate LIBOR Loans, but the provisions hereof shall be deemed to apply as if the Lender had purchased such deposits to fund or match fund the Fixed Rate LIBOR Loans.

(h)    Automatic Conversion.
(vii)    Any Fixed Rate LIBOR Loans shall automatically convert to Variable Rate LIBOR Loans upon the last day of the applicable LIBOR Interest Period, unless Lender has received and approved a written request from Borrower to continue such Fixed Rate LIBOR Loan, at least 3 Business Days prior to such last day in accordance with the terms hereof.
(viii)    Any Fixed Rate LIBOR Loans shall, at Lender’s option, upon notice by Lender to Borrower, be converted to Variable Rate LIBOR Loans, upon the occurrence of any Default or Event of Default and otherwise upon the Termination Date.
(i)    Indemnification. In connection with each Fixed Rate LIBOR Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense actually incurred by Lender as a result of (A) the payment of any principal other than on the last day of a LIBOR Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Loan other than on the last day of the LIBOR Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto. A certificate of Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. Borrower shall pay such amount to Lender within 30 days of the date of Borrower’s receipt of such certificate.
(e)    Making of Loans. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a) and subject to Sections 2.3(b) and (f), Lender shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such amount to the Designated Account; provided, however, that, Lender shall not have the obligation to make any Advance if (i) 1 or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless

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such condition has been waived by Lender, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.
(f)    Loan Management Service. If Lender has separately agreed that Borrower may use the Loan Management Service, Borrower shall not request and Lender shall no longer honor a request for an Advance made in accordance with Section 2.3(a) and all Advances will instead be initiated by Lender and credited to the Designated Account as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to Availability as provided in Section 2.1. If Lender terminates Borrower’s access to the Loan Management Service, Borrower may continue to request Advances as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement. Lender shall have no obligation to make an Advance through the Loan Management Service after the occurrence of a Default or an Event of Default, or in an amount in excess of Availability, and may terminate the Loan Management Service at any time in its sole discretion. All Advances made through the Loan Management Service shall initially be advanced by Lender as Variable Rate LIBOR Loans and may thereafter be converted by Borrower to Fixed Rate LIBOR Loans in accordance with the terms of this Agreement.
(g)    Protective Advances. Lender may make an Advance for any reason at any time in its Permitted Discretion, without Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrower under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such Advance, a “Protective Advance”).

2.4	Payments; Prepayments.
(a)    Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made as directed by Lender or as otherwise specified in the applicable Cash Management Documents.
(b)    Payments by Account Debtors. At such time as the Borrower has established all of its Cash Management Services with Lender (which shall occur on or prior to the last day of the Cash Management Transition Period), Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce the outstanding Advances. If, at any time, (i) Borrower receives a payment of the Proceeds of Collateral directly, or if (ii) any payment of the Proceeds of Collateral are sent directly by wire transfer or ACH to any of Borrower’s operating account at Regions Bank prior to Borrower closing the same on or before the end of the Cash Management Transition Period, in each case, Borrower will promptly, and in any event no later than the first Business Day after recipt thereof, deposit the payment or Proceeds into the Collection Account. Until so deposited, Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property.
(c)    Crediting Payments. For purposes of calculating Availability and the accrual of interest on outstanding Obligations, unless otherwise provided in the applicable Cash Management Documents or as otherwise agreed between Borrower and Lender, each payment shall be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender provided such payment is received in accordance with Lender’s usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and that portion of Borrower’s outstanding Obligations corresponding to the amount of such dishonored payment item shall be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Advances resulting from the application of such payment to the outstanding Advances shall be accompanied by an equal reduction in the amount of outstanding Accounts.
(d)    Application of Payments. All Collections and all Proceeds of Collateral received by Lender shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the outstanding Obligations, in the following order: (i) to reduce the outstanding balance of the Loan Account, and (ii) then, in such manner as Lender shall determine in its discretion. After payment in full in cash of all Obligations, any remaining balance shall be transferred to the Designated Account or otherwise to such other Person entitled thereto under applicable law. Amounts collected by Lender from Borrower in relation to or for the account of Bank Product Obligations shall be remitted to the applicable Bank Product Provider.
(e)    Intentionally Omitted.

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(f)    Mandatory Prepayments. If, at any time, the Revolver Usage exceeds (i) the Borrowing Base or (ii) the Maximum Revolver Amount, less Reserves (in accordance with Section 2.1(c)) at such time (such excess amount being referred to as the “Overadvance Amount”), then Borrower shall, immediately upon demand, prepay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of the outstanding revolving loans is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrower shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage. Lender shall not be obligated to provide any Advances during any period that an Overadvance Amount is outstanding.

2.5
Clearance Charge. Collections received by Lender shall be applied as provided in Sections 2.4 (c) and (d), but the Obligations paid with such Collections shall continue to accrue interest at the rate then applicable to Advances as provided under Section 2.6 through the end of the first Business Day following the Business Day that such Collections were applied to the Obligations. This one (1) Business Day clearance charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower and shall apply irrespective of whether or not there are any outstanding monetary Obligations. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.5 shall accrue exclusively to Lender.

2.6	Interest Rates: Rates, Payments, and Calculations.

(a)
Interest Rates. Except as provided in Section 2.6(b), the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate plus the Applicable Margin.

(b)	Default Rate. Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date, at the discretion of Lender,
(i)    the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder, and
(ii)    the Letter of Credit fee provided for in Section 2.12 shall be increased by two (2) percentage points above the per annum rate otherwise applicable hereunder.
For avoidance of doubt, Lender may assess the Default Rate commencing on the date of the occurrence of an Event of Default irrespective of the date of reporting or declaration of such Event of Default.

(c)
Payment. Except to the extent provided to the contrary in Section 2.12, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Expenses shall be due and payable, in arrears, on the first day of each month. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), all Lender Expenses (as and when accrued or incurred), and all fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to any Bank Product Provider in respect of Bank Products that the Borrower has not otherwise made payment of or provided for) to the Loan Account, which amounts shall thereupon constitute Advances hereunder and, shall accrue interest at the rate then applicable to Advances. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

(d)	Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed

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in the period during which the interest or fees accrue. In the event the Interest Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Interest Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Interest Rate.

(e)
Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and any payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7
Designated Account. Borrower agrees to establish and maintain the Designated Account in the name of Borrower, for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

2.8
Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) in which will be recorded all Advances made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Lender for Borrower’s account, and all other payment Obligations hereunder or under the other Loan Documents and to the extent payment is charged to the Loan Account, for payments under Bank Product Agreements, including accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.4 and Section 2.5, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account. All monthly statements delivered by Lender to the Borrower regarding the Loan Account, including with respect to principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, shall be subject to subsequent adjustment by Lender but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.9
Maturity Termination Dates. Lender’s obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (i) May 9, 2017, or (ii) ninety (90) days prior to the maturity date of the Senior Secured Bonds, or (iii) ninety (90) days prior to the maturity date of the Series A Units (the earliest of these dates set forth in items (i), (ii), and (iii), the “Maturity Date”), or (iv) the date Borrower terminates the Revolving Credit Facility, or (v) the date the Revolving Credit Facility terminates pursuant to Sections 10.1 or 10.2 following an Event of Default (the earliest of these dates set forth in items (i)-(v), the “Termination Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses, including Lender Expenses) in full on the Termination Date (other than the Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement).

2.10
Effect of Maturity. On the Termination Date, all obligations of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations which shall be terminated in accordance with the applicable Hedge Agreement) shall immediately become due and payable without notice or demand and Borrower shall immediately repay all of the Obligations in full. No termination of the obligations of Lender (other than cash payment in full of the Obligations and termination of the obligations of Lender to provide additional credit hereunder) shall relieve or discharge Borrower of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full in cash and Lender’s obligations to provide additional credit hereunder shall have been terminated. Provided that there are no suits,

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actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Lender shall, at Borrower’s expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral, upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations (including Hedge Obligations subject, however, to the next sentence) and completed performance by Borrower with respect to its other obligations under this Agreement (including Letter of Credit Collateralization with respect to all outstanding Letter of Credit Usage), (ii) evidence that any obligation of Lender to make Advances to Borrower or provide any further credit to Borrower has been terminated, (iii) a general release of all claims against Lender and its Affiliates by Borrower relating to Lender’s performance and obligations under the Loan Documents, and (iv) an agreement by Borrower and any new lender to Borrower to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. With respect to any outstanding Hedge Obligations which are not so paid in full, the Bank Product Provider may require Borrower to cash collateralize the then existing Hedge Obligations in an amount acceptable to Lender prior to releasing or terminating any filings or other agreements that perfect the Lender’s Liens in the Collateral.

2.11	Termination by Borrower.
(a)    Borrower may terminate the Credit Facility at any time prior to the Maturity Date, if Borrower (i) delivers a notice to Lender of Borrower’s intentions at least thirty (30) days prior to the proposed termination date, (ii) pays to Lender the applicable termination fee or prepayment fee set forth in Schedule 2.12, and (iii) pays the Obligations (other than the outstanding Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement) in full. Each such termination or prepayment shall be irrevocable.
(b)    The applicable termination fee and prepayment fee set forth in Schedule 2.12 shall be presumed to be the amount of damages sustained by Lender as a result of an early termination or prepayment, as applicable, and Borrower agrees that it is reasonable under the circumstances currently existing (including the borrowings that are reasonably expected by Borrower hereunder and the interest, fees and other charges that are reasonably expected to be received by Lender hereunder). In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 9.4 and 9.5 hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral during an Insolvency Proceeding. The early termination fee and prepayment fee, as applicable, provided for in Schedule 2.12 shall be deemed included in the Obligations.

2.12	Fees. Borrower shall pay to Lender the fees set forth on Schedule 2.12 attached hereto.

2.13	Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Lender agrees to issue a requested Letter of Credit for the account of Borrower. By submitting a request to Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Lender via telefacsimile, or other electronic method of transmission reasonably acceptable to Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Lender, and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit Agreements as Lender may request or require, to the extent that such requests or requirements are consistent with the Letter of Credit Agreements that Lender generally requests for Letters of Credit in similar circumstances. Lender’s records of the content of any such request will be conclusive.
(b)    Lender shall have no obligation to issue, amend, renew or extend a Letter of Credit if, after giving effect to the requested issuance, amendment, renewal, or extension, the Letter of Credit Usage would exceed the lesser of: (i) the Borrowing Base at such time less the outstanding amount of Advances at such time, or (ii) $1,000,000.

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(c)    Lender shall have no obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.
(d)    Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Maturity Date. If Lender makes a payment under a Letter of Credit, Borrower shall pay the Lender an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4 or this Section 2.13) and, initially, shall bear interest at the rate then applicable to Advances. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay Lender such resulting Advance.
(e)    Borrower agrees to indemnify, defend and hold harmless Lender (including its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of: (i) any Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit; (iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit; (iv) any independent undertakings issued by the beneficiary of any Letter of Credit; (v) any unauthorized instruction or request made to Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person; (ix) Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or (x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.13(e). If and to the extent that the obligations of Borrower under this Section 2.13(e) are unenforceable for any reason, Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(f)    The liability of Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Lender’s bad faith, gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Lender shall be deemed to have acted with due diligence and reasonable care if Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.13(d), plus interest at the rate then applicable to Advances hereunder. Borrower shall take action to avoid and mitigate the amount

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of any damages claimed against Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Lender to effect a cure.
(a)    Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Lender, irrespective of any assistance Lender may provide such as drafting or recommending text or by Lender’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Lender at least 15 calendar days before Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(b)    Borrower’s reimbursement and payment obligations under this Section 2.13 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Lender or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.13(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Lender, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing; provided, however, that subject to Section 2.13(f) above, the foregoing shall not release Lender from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Lender arising under, or in connection with, this Section 2.13 or any Letter of Credit.
(c)    Without limiting any other provision of this Agreement, Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Lender’s rights and remedies against Borrower and the obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit shall not be impaired by: (i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary; (ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit); (v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Lender in good faith believes to have been given by a Person authorized to give such instruction or request; (vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower; (vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates; (viii) assertion or waiver of any provision of the ISP or UCP 600 that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it; (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Lender has issued,

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confirmed, advised or negotiated such Letter of Credit, as the case may be; (xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Lender if subsequently Lender or any court or other finder of fact determines such presentation should have been honored; (xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(d)    Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time imposed by, and any and all expenses incurred by, Lender, or by any adviser, confirming institution or entity or other nominated Person relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignment of proceeds, amendments, drawings, renewals or cancellations), shall be non-refundable Lender Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Lender.
(e)    If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto): (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or (ii) there shall be imposed on Lender any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.13(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.13(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(f)     Unless otherwise expressly agreed by Lender and Borrower, when a Letter of Credit is issued, (i) the rules of the ISP and UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of UCP 600 shall apply to each commercial Letter of Credit.
(g)    In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Letter of Credit Agreement, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.

2.14	Special Provisions Applicable to LIBOR and Daily Three Month LIBOR Interest Rates.
(a)     Increased Costs.     LIBOR and Daily Three Month LIBOR Interest Rates may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing such interest rates. In any such event, Lender shall give Borrower notice of such a determination and adjustment, and upon its receipt of the notice from Lender, Borrower may, by notice to Lender (i) require Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such interest rates and the method for determining the amount of such adjustment, or (B) repay the Fixed Rate LIBOR Loans and the Variable Rate LIBOR Loans with respect to which such adjustment is made (together with any amounts due under Section 2.3(d)).
(b) Illegality; Impracticability. In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon LIBOR or Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based upon LIBOR or Daily Three Month

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LIBOR, (ii) Lender determines that by reasons affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR or Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on LIBOR or Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances or the Term Loan at the interest rate based upon LIBOR or Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Borrower and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Applicable Margin, and (ii) Borrower shall not be entitled to elect LIBOR or Daily Three Month LIBOR until Lender determines that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.
(c)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at LIBOR or Daily Three Month LIBOR.

2.15    Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for lenders, banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, including those changes resulting from the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted or issued, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s loan commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction on return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by Lender of a statement of the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16	Extent of Borrower’s Liability.
(a)    Liability. Borrower agrees that it is liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.
(b)    No Limitation on Liability. Nothing contained in this Section 2.16 shall limit the liability of Borrower to pay extensions of credit made directly or indirectly to Borrower, Obligations relating to Letters of Credit issued to support Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which Borrower shall be primarily liable for all purposes hereunder.

3.	SECURITY INTEREST.

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3.1    Grant of Security Interest. Borrower hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of Borrower’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Following a request by Lender, Borrower shall grant Lender a Lien and security interest in all Commercial Tort Claims that it may have against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower to Lender or any other Bank Product Provider, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower due to the existence of such Insolvency Proceeding.
3.2    Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release Borrower from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
3.3    Assignment of Insurance. As additional security for the Obligations, Borrower hereby assigns to Lender for the benefit of Lender and each Bank Product Provider all rights of Borrower under every policy of insurance covering the Collateral and all other assets and property of Borrower and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy in the event of any loss under any such policy in excess of $750,000, and Borrower hereby directs the issuer of each policy to pay all such monies directly and solely to Lender. At any time after the occurrence and continuation of a Default or an Event of Default, Lender may (but need not), in Lender’s or Borrower’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. All such monies received by Lender upon any such loss under any such policy, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be delivered to Lender and held by Lender in a separate Deposit Account for disbursement to Borrower and, provided no Default or Event of Default has occurred or is continuing, Lender shall disburse such monies to Borrower, which Borrower hereby covenants and agrees to reinvest or commit to reinvest in replacement assets or other assets useful in the business of Borrower within 180 days after the date on which Lender makes such proceeds available to Borrower, and any amount not so invested by Borrower (or committed to be invested by Borrower) within such 180-day period shall be repaid to Lender and applied to the Obligations in accordance with Section 2.4(d). Upon the occurrence and continuation of a Default or an Event of Default, any monies received under any insurance policy assigned to Lender, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Lender and, as determined by Lender in its sole discretion, either be applied to prepayment of the Obligations or disbursed to Borrower under payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations of the affected Collateral which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.
3.4    Financing Statements. Borrower authorizes Lender to file financing statements describing Collateral to perfect Lender’s and each Bank Product Provider’s Security Interest in the Collateral, and Lender may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Borrower and are hereby ratified.

4.	CONDITIONS.

4.1
Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Exhibit B.

4.2    Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality

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in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date); and
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
Any request for an extension of credit shall be deemed to be a representation by Borrower that the statements set forth in this Section 4.2 are correct as of the time of such request and if such extension of credit is a request for an Advance or a Letter of Credit, sufficient Availability exists for such Advance or Letter of Credit pursuant to Section 2.1(a) and Section 2.13.
4.3    Conditions Subsequent. The obligation of Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Exhibit C (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

5.	REPRESENTATIONS AND WARRANTIES.
In order to induce Lender to enter into this Agreement, Borrower makes the representations and warranties to Lender set forth on Exhibit D. Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or other extension of credit made thereafter, as though made on and as of the date of such Advance or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

6.	AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, Borrower shall, and shall cause its Subsidiaries to, comply with each of the following:
6.1    Financial Statements, Reports, Certificates. Deliver to Lender copies of each of the financial statements, reports, and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Borrower shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of Borrower and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications following prior notice to Lender.
6.2    Collateral Reporting. Provide Lender with each of the reports set forth on Schedule 6.2 at the times specified therein. In addition, Borrower agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
6.3    Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits material to its business; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lender; provided that Borrower deliver at least ten (10) days’ prior, written notice to Lender of the election of Borrower or such Subsidiary not to preserve any such right or franchise, license or permit.
6.4    Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted

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Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, and except where failure to do so could not reasonably be expected to result in a Material Adverse Change.

6.5	Taxes.
(a)    Cause all assessments and taxes imposed, levied, or assessed against Borrower or its Subsidiaries, or any of their respective assets or in respect of any of their respective income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax, (ii) such Lien secures an assessment or tax not in excess of $100,000 during any fiscal year, and (iii) Lender has imposed a Reserve in the amount of such assesment or tax in the Borrowing Base.
(b)    Make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower and its Subsidiaries have made such payments or deposits.

6.6
Insurance. At Borrower’s expense, maintain insurance with respect to Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain, with respect to itself and each of its Subsidiaries, general liability insurance, flood insurance for Collateral located in a flood plain, product liability insurance, directors’ and officers’ liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Lender in its Permitted Discretion and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope satisfactory to Lender in its Permitted Discretion. All property insurance policies covering the Collateral are to be made payable to Lender for the benefit of Lender, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement acceptable to Lender and are to contain such other provisions as Lender may reasonably require to fully protect the Lender’s interest in the Collateral and to any payments to be made under such policies. Such evidence of property and general liability insurance shall be delivered to Lender, with the lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of Lender and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior, written notice to Lender of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Lender, in good faith and as soon as is reasonably practicable for Borrower, notice of any loss exceeding $750,000 covered by Borrower’s casualty insurance. Upon the occurrence and during the continuation of an Event of Default, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.7    Inspections, Exams, Collateral Exams and Appraisals. Subject to the limitations set forth on Schedule 2.12, Permit Lender and each of Lender’s duly authorized representatives to visit any of its properties and inspect any of its assets or books and records, to conduct inspections, exams and appraisals of the Collateral, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times during normal business hours and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable, prior notice to Borrower.
6.8    Account Verification. Permit Lender, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or

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otherwise. Further, at the request of Lender, Borrower shall send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors and other obligors.
6.9    Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10	Environmental.
(a)    Keep any property either owned or operated by Borrower or any of its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;
(b)    Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests;
(c)    Promptly notify Lender of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or any of its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

6.11	Disclosure Updates.
(a)    Promptly and in no event later than 5 Business Days after obtaining knowledge thereof or after the occurrence thereof, whichever is earlier, notify Lender:
(i)    if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;
(ii)    of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change, provided that, in any event, such notification shall not be later than 10 Business Days after service of process with respect thereto on Borrower or any of its Subsidiaries;
(iii)    of any disputes or claims by Borrower’s customers exceeding $175,000 individually or $500,000 in the aggregate during any fiscal year;
(iv)    of any loss or damage to any Collateral or any adverse change in the Collateral in excess of $750,000; or
(v)    of a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change.
(b)    Immediately upon obtaining knowledge thereof or after the occurrence thereof, notify Lender of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that Borrower proposes to take with respect to such Default or Event of Default.

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(c)    Upon request of Lender, Borrower shall deliver to Lender any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of Borrower or its Subsidiaries or the Collateral.

6.12	Collateral Covenants.

(c)
Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $200,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Borrower shall promptly (and in any event within five (5) Business Days after receipt thereof), notify Lender thereof, and if and to the extent that perfection or priority of Lender’s Liens is dependent on or enhanced by possession, Borrower, promptly (and in any event within five (5) Business Days) after request by Lender, shall execute such other documents and instruments as shall be requested by Lender or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Lender, together with such undated powers (or other relevant document of assignment or transfer acceptable to Lender) endorsed in blank as shall be requested by Lender, and shall do such other acts or things deemed necessary by Lender to enhance, perfect and protect Lender’s Liens therein.

(d)    Chattel Paper.
(i)    Promptly (and in any event within five (5) Business Days) after request by Lender, Borrower shall take all steps reasonably necessary to grant Lender control of all electronic Chattel Paper of Borrower in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $200,000; and
(ii)    If Borrower retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Lender, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Bank, National Association, as Lender”.

(e)	Control Agreements.
(i)    Except to the extent otherwise provided by Sections 6.12(j)(iii) and 7.11, Borrower shall obtain a Control Agreement, from each bank (other than Lender) maintaining a Deposit Account for Borrower;
(ii)    Except to the extent otherwise provided by Sections 6.12(j)(iii) and 7.11, Borrower shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Borrower; and
(iii)    Except to the extent otherwise provided by Sections 6.12(j)(iii) and 7.11, Borrower shall cause Lender to obtain “control”, as such term is defined in the Code, with respect to all of Borrower’s investment property.
(f)    Letter-of-Credit Rights. If the Borrower is or becomes the beneficiary of letters of credit having a face amount or value of $200,000 or more in the aggregate, then Borrower shall promptly (and in any event within five (5) Business Days after becoming a beneficiary), notify Lender thereof and, promptly (and in any event within five (5) Business Days) after request by Lender, enter into a tri-party agreement with Lender and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender and directing all payments thereunder to the Collection Account unless otherwise directed by Lender, all in form and substance satisfactory to Lender in its Permitted Discretion.
(g)    Commercial Tort Claims. If the Borrower obtains Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $200,000 or more in the aggregate for all Commercial Tort Claims, then

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Borrower shall promptly (and in any event within five (5) Business Days of obtaining such Commercial Tort Claim), notify Lender upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within five (5) Business Days) after request by Lender, amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Lender, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claim, which Commercial Tort Claim shall not be subject to any other Liens;
(h)    Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $200,000, if any Account or Chattel Paper of Borrower arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Borrower shall promptly (and in any event within five (5) Business Days of the creation thereof) notify Lender thereof and, promptly (and in any event within five (5) Business Days) after request by Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to Lender in its Permitted Discretion, for the benefit of Lender and each Bank Product Provider, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.
(i)    Intellectual Property.
(i)    Upon the request of Lender, in order to facilitate filings with the PTO and the United States Copyright Office, Borrower shall execute and deliver to Lender one or more Copyright Security Agreements or Patent and Trademark Security Agreements to further evidence Lender’s Lien on Borrower’s Patents, Trademarks, or Copyrights, and the General Intangibles of Borrower relating thereto or represented thereby;
(ii)    Borrower shall have the duty, with respect to Intellectual Property that is necessary in the conduct of Borrower’s business, to protect and diligently enforce and defend at Borrower’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, (D) to take all reasonable and necessary action to preserve and maintain all of Borrower’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of Borrower who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to Borrower of Intellectual Property rights created or developed and obligations of confidentiality. Borrower shall not abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of Borrower’s business. Borrower shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of Borrower’s or such Subsidiary’s business;
(iii)    Borrower acknowledges and agrees that Lender shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of Borrower. Without limiting the generality of this Section 6.12(g)(iii), Borrower acknowledges and agrees that Lender shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Lender may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all reasonable out-of-pocket expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower and shall be chargeable to the Loan Account;
(iv)    Borrower shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of Borrower’s business. Any expenses incurred in connection with the foregoing shall be borne by the Borrower; and
(v)    Borrower shall not enter into any material Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless Borrower has used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of Borrower thereunder) to Lender (and any transferees of Lender).

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(j)    Investment Related Property.
(i)    Upon the occurrence and during the continuation of an Event of Default, following the request of Lender, all sums of money and property paid or distributed in respect of the Investment Related Property that are received by Borrower shall be held by Borrower in trust for the benefit of Lender segregated from Borrower’s other property, and Borrower shall deliver it promptly to Lender in the exact form received; and
(ii)    Borrower shall cooperate with Lender in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof.
(k)    Real Property; Fixtures. Upon the acquisition by Borrower of any fee interest in Real Property, Borrower will promptly (and in any event within five (5) Business Days of acquisition) notify Lender of the acquisition of such Real Property and will grant to Lender a first priority (subject to Permitted Liens) Mortgage on each fee interest in Real Property now or hereafter owned by Borrower, which Real Property shall not be subject to any other Liens except Permitted Liens, and shall deliver such other documentation and opinions, in form and substance satisfactory to Lender, in connection with the grant of such Mortgage as Lender shall request in its Permitted Discretion, including appraisals, title insurance policies and endorsements, surveys, financing statements, fixture filings, flood insurance, flood insurance certifications and environmental audits and Borrower shall pay all recording costs, mortgage registration taxes, intangible taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith. All such appraisals, title insurance policies and endorsements, environmental audits and surveys shall be prepared or issued by parties reasonably acceptable to Lender. To the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

(l)	Controlled Accounts.
(i)    Within 90 days following the Closing Date (the “Cash Management Transition Period”), Borrower shall establish and maintain at Lender all of Borrower’s primary Cash Management Services, including Deposit Accounts and lockbox services. Such Cash Management Services maintained by Borrower shall be of a type and on terms reasonably satisfactory to Lender;
(ii)    Until such time as the Borrower has established all of its primary Cash Management Services with Lender, during the Cash Management Transition Period, Borrower shall maintain Cash Management Services of a type and on terms reasonably satisfactory to Lender at one or more of the banks set forth on Schedule 6.12(j) to the Information Certificate (each a “Controlled Account Bank”), and shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof in any such Deposit Account maintained at any such Controlled Account Bank (each, a “Controlled Account”), all of Borrower’s Collections (including those sent directly by their Account Debtors to Borrower or to a Subsidiary of Borrower) into the Collection Account; and
(iii)    Unless such requirement is waived by Lender, in writing, during the Cash Management Transition Period, Borrower shall maintain Control Agreements with the applicable Controlled Account Bank, in form and substance reasonably acceptable to Lender. Each such Control Agreement shall provide, among other things, that (A) the Controlled Account Bank will comply with any instructions originated by Lender directing the disposition of the collected funds in such Controlled Account without further consent by Borrower, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) the Controlled Account Bank will forward, by daily standing wire transfer, all amounts in the applicable Controlled Account to the Collection Account or such other account as directed by Lender.
(m)    Titled Vehicles. On or before the Closing Date, and thereafter, upon each acquisition by Borrower of a titled vehicle that is not financed pursuant to Permitted Purchase Money Indebtedness, Borrower shall deliver to Lender, or Lender’s written designee, an original certificate of title for each titled vehicle owned by Borrower, together with a signed vehicle title application naming Lender as first lien holder (or a limited power of attorney executed in blank, permitting Lender, or its designee, to do the same) with respect to such titled vehicle and will cause to be filed, or cooperate in all respects with the filing of, such certificates of title (with the Lender’s Lien noted thereon) in the appropriate state titled vehicle filing office.

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(n)    Deposit Accounts; Securities Accounts. Unless Lender agrees otherwise in writing, Borrower agrees not to withdraw any funds from any Deposit Account or Securities Account pledged to Lender pursuant to this Agreement except for the Designated Account, the Segregated Account, the BONY Account, and any Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specifically and exclusively used for or in connection with payroll, payroll taxes and other employee wage and benefit payments to or for employees of Borrower or any of its Subsidiaries, and offsets for the Regions Bank LC; provided, that Borrower shall only be permitted to withdraw funds from the Segregated Account so long as, as of any date of determination, (1) such funds are used solely for the payment of interest on the Senior Secured Bonds, and (2) the amount in the Segregated Account does not, as of such date of determination, exceed $15,000,000; and provided, further, that as of any date of determination, Borrower shall not permit the BONY Account to hold funds in excess of $20,000, or such greater amount as may be consented to in writing by Lender from time to time in order for Borrower to comply with the terms and conditions of the Senior Secured Bonds (other than with respect to Borrower’s obligation to make interest and other similar payments with respect to such Senior Secured Bonds to the holders thereof); and provided, further, that to the extent that Borrower fails to obtain a Control Agreement with respect to the Global Hunter Securities Account, Borrower shall not permit, as of any date of determination, the Global Hunter Securities Account to hold funds in excess of the amount Borrower may use pursuant to the terms and conditions hereof (including, without limitation, Section 7.11) to make Permitted Investments of the type described in clause (f)(ii) of the definition thereof for the thirty day period beginning on such date of determination. The foregoing references to the ability of Borrower to withdraw funds from any such Deposit Account (including, without limitation, the Segregated Account) or Securities Account shall not be deemed to limit or in any manner be a waiver of Lender’s rights, as holder of a first-priority perfected security interest in each such Deposit Account (including, without limitation, the Segregated Account) or Securities Account to exercise its rights and remedies against any such Deposit Account (including, without limitation, the Segregated Account) or Securities Account (subject to the Intercreditor Agreement, if applicable), including, without limitation, the right to apply funds in each such Deposit Account (including, without limitation, the Segregated Account) or Securities Account to payment of all or any portion of the Obligations then due and payable (whether by virtue of acceleration, commencement of a bankruptcy proceeding or otherwise) during the existence and continuation of any Event of Default or as otherwise may be permitted under applicable law and the Loan Documents.
(o)    Segregated Account. Unless Lender otherwise agrees in writing, Borrower agrees (i) not to cause or permit the amount on deposit in the Segregated Account, in good funds, to exceed $15,000,000 at any time, (ii) not to pledge, hypothecate, assign, or transfer any of Borrower’s interest in and to the Segregated Account, to any other Person other than Lender or the Indenture Collateral Agent, and (iii) to maintain the Segregated Account with Lender, at all times.

6.13
Material Contracts. (a) Within forty-five (45) days after the last day of each fiscal quarter of Borrower, provide Lender with a summary of each Material Contract entered into by Borrower during such fiscal quarter, and (b) at the request of Lender, a copy of (i) each Material Contract entered into by Borrower during such fiscal quarter, and (ii) each material amendment or modification of any Material Contract entered into by Borrower during such fiscal quarter. At the request of Lender, Borrower shall also provide to Lender, a “no-offset” letter in form and substance reasonably acceptable to Lender from each customer of Borrower which is a party to any Material Contract. Borrower shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations thereunder. Additionally, Borrower hereby agrees (x) that Lender has requested that Borrower obtain a no-offset letter from each customer of Borrower that is a party to a Material Contract, (y) to use best efforts to obtain a no-offset letter from each such customer, or amend or supplement each Material Contract to which any such customer is a party and in existence as of the Closing Date to abrogate such customer’s right to offset amounts owed to it by Borrower against amounts owed by such customer to Borrower (except for the Material Contract to which Antero Resources is Borrower’s customer, delivered to Lender prior to the Closing Date), and (z) to use best efforts to ensure that each Material Contract entered into by Borrower after the Closing Date be devoid of any offset language in favor of any such customer party to such Material Contract.

6.14    Location of Inventory, Equipment and Books. Keep the Inventory and Equipment (other than vehicles and Equipment out for repair) and Books of Borrower and each of its Subsidiaries only at the locations identified on Schedule 5.29 to the Information Certificate or at job sites in the ordinary course of Borrower’s business, and keep the chief executive office of Borrower and each of its Subsidiaries only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that Borrower may amend Schedule 5.29 to the Information Certificate so long as such amendment occurs by written notice to Lender not less than ten (10) days prior to the date on which such Inventory, Equipment or Books are moved to such new location, and so long as, at the time of such written notification, Borrower or the applicable Subsidiary provides Lender a Collateral Access Agreement with respect thereto if such location is not owned by Borrower.

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6.15	Further Assurances.
(a)    At any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request and in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfection or to better perfect Lender’s Liens in all of the assets of Borrower (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any Real Property acquired by Borrower after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents, Borrower hereby authorizes Lender to execute any such Additional Documents in the Borrower’s name, as applicable, and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Borrower.
(b)    Borrower authorizes the filing by Lender of financing or continuation statements, or amendments thereto, and Borrower will execute and deliver to Lender such other instruments or notices, as Lender may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.
(c)    Borrower authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Borrower also hereby ratifies any and all financing statements or amendments previously filed by Lender in any jurisdiction.
(d)    Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to Borrower’s rights under Section 9-509(d)(2) of the Code.

7.	NEGATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, Borrower will not do, or permit any of its Subsidiaries to do, any of the following:
7.1    Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
7.2    Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
7.3    Restrictions on Fundamental Changes.
(a)    Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger of which Borrower is the surviving entity, and (ii) any merger between Subsidiaries of Borrower.
(b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, or (ii) the liquidation or dissolution of any of Borrower’s wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Subsidiary are transferred to Borrower.
(c)    Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.

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(d)    Form or acquire any direct or indirect Subsidiary.
7.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.12, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other asset except as expressly permitted by this Agreement. Lender shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.
7.5    Change Name. Change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of Borrower or any of its Subsidiaries.
7.6    Nature of Business. Make any change in the nature of its or their businesses as conducted on the date of this Agreement that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Borrower or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

7.7	Prepayments and Amendments.
(a)    Except to the extent required in connection with an Excess Cash Offer under the Indenture, and as permitted in accordance with the terms and conditions of the Intercreditor Agreement, or in connection with Refinancing Indebtedness permitted by Section 7.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or any of its Subsidiaries, other than the Obligations in accordance with this Agreement or a Bank Product Agreement, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)	Directly or indirectly, amend, modify, or change in any material respect, any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, (B) the Indenture (except as otherwise prohibited pursuant to Section 7.7(b)(ii) below), and (C) Indebtedness permitted under clauses (c), (e) and (f)-(k) of the definition of Permitted Indebtedness;
(ii)    any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender; or
(iii)    the Governing Documents of Borrower or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender.
7.8    Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
7.9    Restricted Junior Payments. Make any Restricted Junior Payment, other than (a) so long as it is permitted by law, and so long as Borrower is a “pass-through” tax entity for United States federal income tax purposes, Borrower may declare and pay Pass-Through Tax Liabilities, net of any prior year loss carry-forwards, (b) Restricted Junior Payments to Borrower’s Subsidiaries that are Guarantors, (c) unless a Default or an Event of Default has occurred or is continuing, or would result therefrom, Borrower may repurchase its Stock that is owned by former officers, directors or employees (or the estate thereof) of Borrower or its Subsidiaries in connection with their resignation, termination or severance of employment in an aggregate amount not to exceed $100,000 during any fiscal year, (d) unless a Default or an Event of Default has occurred or is continuing, or would result therefrom, Borrower may redeem, repurchase, retire or otherwise acquire any of its Stock upon or in connection with the exercise or vesting of options or restricted Stock (granted pursuant to any option plan or incentive compensation plan of Borrower, if such Stock constitutes all or a portion of the

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exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise or vesting and so long as no payments are made in cash or other property in connection therewith, (e) unless a Default or an Event of Default has occurred or is continuing, or would result therefrom, Borrower may redeem, repurchase, retire or otherwise acquire any of its Stock upon the exercise of warrants (including the Warrants) described on Schedule 5.2(b) to the Information Certificate if such Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise and so long as no payments are made in cash or other property in connection therewith, and (f) unless a Default or an Event of Default has occurred or is continuing, or would result therefrom, Borrower may make cash payments solely in lieu of the issuance of fractional shares in connection with the exercise of warrants (including the Warrants), Stock options, restricted Stock or other securities convertible into or exchangeable for Stock of Borrower; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 7.9 to officers, directors and employees in respect of phantom Stock.

7.10	Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.11	Investments; Controlled Investments.
(p)    Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.
(q)    Other than (i) an aggregate amount of not more than $100,000 at any one time, in the case of Borrower and its Subsidiaries, (ii) subject to Sections 6.12(l) and (m), amounts deposited into the Segregated Account, and (iii) amounts deposited into Deposit Accounts or Securities Accounts identified on Schedule 5.15 to the Information Certificate which are specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for employees of Borrower or any of its Subsidiaries, offsets for the Regions Bank LC, and, subject to Section 6.12(l), the BONY Account, and the Global Hunter Securities Account, as applicable, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Borrower or its Subsidiaries, as applicable, and the applicable bank (or as permitted solely pursuant to Section 6.12(j)) or securities intermediary have entered into Control Agreements with Lender governing such Permitted Investments in order to perfect (and further establish) Lender’s Liens in such Permitted Investments; provided, that to the extent that Borrower is unable to obtain a Control Agreement with respect to the Global Hunter Securities Account, such requirement of a Control Agreement shall not apply to thereto (and only thereto). Except as provided in Section 6.12(j) and Sections 7.11(b)(i), and (ii), Borrower shall not, and shall not permit its Subsidiaries to, establish or maintain any Deposit Account or Securities Account with a banking institution other than Lender.

7.12	Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower, or any of Borrower’s Subsidiaries except for:
(a)    transactions contemplated by the Loan Documents or transactions (other than the payment of management, consulting, monitoring, or advisory fees) with any Affiliates of Borrower in the ordinary course of Borrower’s business, consistent with past practices and undertaken in good faith, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;
(b)    so long as it has been approved by Borrower’s Board of Directors in accordance with applicable law, any customary indemnities provided for the benefit of directors (or comparable managers) of Borrower;
(c)    so long as it has been approved by Borrower’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice;
(d)    the transactions contemplated by the Indenture, the Senior Secured Bonds, the Warrant Agreement, and Borrower’s LLC Agreement; and
(e)    transactions permitted by Section 7.3, Section 7.9, or Section 7.11.

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7.13
Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, to pay fees, costs, and expenses, including Lender Expenses, incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for general corporate and working capital purposes for their lawful and permitted purposes (provided that no part of the proceeds of the loans made to Borrower will be (i) used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, or (ii) contributed or distributed to USW Financing for any purpose whatsoever).

7.14    Limitation on Issuance of Stock. Except for the Series A Units and any other Stock described on Schedule 5.2(b) to the Information Certificate, issue or sell or enter into any agreement or arrangement for the issuance and sale of any Prohibited Preferred Stock.
7.15    Consignments. Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.
7.16    Inventory and Equipment with Bailees. Store the Inventory or Equipment of Borrower or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate.
7.17    Intentionally Omitted.
7.18    Limitation on Operations of USW Financing. Permit USW Financing to (a) own, lease, rent, or otherwise license any assets, or (b) commence any business operations or otherwise conduct business as a going concern.

8.	FINANCIAL COVENANTS.
8.1    Borrower covenants and agrees that, until termination of all obligations of Lender to provide extensions of credit hereunder and payment in full of the Obligations, Borrower will comply with each of the following financial covenants:
(a)    Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio, measured monthly on a trailing twelve-month basis at the end of each month, commencing no later than the month ended May 31, 2014, of not less than 1.0:1.0.
(b)     Liquidity, Gross Availability, and Cash Plus Availability. Borrower shall be required to maintain (i) Liquidity of at least $5,000,000, (ii) Gross Availability of at least $1,000,000, and (iii) Cash Plus Availability of at least $1,000,000, in each case, at all times during the period commencing on August 1, 2013, through and including the date upon which Borrower has maintained a Fixed Charge Coverage Ratio of not less than 1.0:1.0 for two consecutive calendar months. After Borrower has maintained a Fixed Charge Coverage Ratio of not less than 1.0:1.0 for two consecutive calendar months, Lender shall not test the covenants set forth in this Section 8.1(b).

9.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
9.1If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, charges or other amounts due Lender or any Bank Product Provider, reimbursement of Lender Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);
9.2If Borrower or any of its Subsidiaries:
(e)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 4.3, 6.1, 6.2, 6.3 (solely if Borrower or any of its Subsidiaries is not in good standing in its jurisdiction of organization), 6.5(a) (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.5(b) 6.6, 6.7 (solely if Borrower or any of its

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Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees), 6.8, 6.11, 6.12; 6.13 or 6.14, (ii) Section 7 or (iii) Section 8;
(f)    fails to perform or observe any covenant or other agreement contained in any of Sections 6.3 (other than if Borrower is not in good standing in its jurisdiction of organization), 6.4, 6.5(a) (other than F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.7 (other than if Borrower or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books or records or disclose it affairs, finances and accounts with its officers and employees), 6.9, 6.10, and 6.15 and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Lender; or
(g)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Lender;
9.3If one or more judgments, orders, or awards for the payment of money in an amount in excess of $500,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Borrower or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 45 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award, and a stay of such enforcement is not in effect;
9.4If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;
9.5If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any extension of credit to Borrower during such 60 calendar day period specified in subsection (c);
9.6If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Borrower and its Subsidiaries, taken as a whole;
9.7If there is (a) a default in one or more agreements to which Borrower or any of its Subsidiaries is a party with one or more third Persons relative to the Indebtedness of Borrower or such Subsidiary involving an aggregate amount of $750,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiary’s obligations thereunder, or (b) an involuntary early termination of one or more Hedge Agreements to which Borrower or any of its Subsidiaries is a party;
9.8If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
9.9Intentionally Omitted;
9.10If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens;

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9.11If there occurs any Material Adverse Change;
9.12Intentionally Omitted.
9.13Any director, officer, or owner of at least 20% of the issued and outstanding ownership interests of Borrower is indicted for a felony offense under state or federal law, or Borrower hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 20% of the issued and outstanding ownership interests of Borrower who has been convicted of any such felony offense;
9.14If Borrower fails to pay any indebtedness or obligation owed to Lender or its Affiliates which is unrelated to the Credit Facility or this Agreement as it becomes due and payable or the occurrence of any default or event of default under any agreement between Borrower and Lender or its Affiliates unrelated to the Loan Documents; or
9.15The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by Borrower or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Borrower or any of its Subsidiaries shall deny that Borrower or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

10.	RIGHTS AND REMEDIES.

10.1
Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(c)    declare the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;
(d)    declare the funding obligations of Lender under this Agreement terminated, whereupon such funding obligations shall immediately be terminated together with any obligation of Lender hereunder to make Advances, extend any other credit hereunder or issue Letters of Credit;
(e)    give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to Lender for security and must be paid directly to Lender and Lender may collect the Accounts, General Intangible and Negotiable Collateral of Borrower directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;
(f)    in Lender’s name or in Borrower’s name, as Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of mail to any address designated by Lender, otherwise intercept mail, and receive, open and dispose of Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrower’s account or forwarding such mail to Borrower’s last known address;
(g)    without notice to or consent from Borrower or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where Borrower or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Lender in good faith; and
(h)    exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

10.2	Additional Rights and Remedies. Without limiting the generality of the foregoing, Borrower expressly agrees that upon the occurrence and during the continuation of an Event of Default:

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(a)    Lender, without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon Borrower, or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Borrower to, and Borrower hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations designated by Lender where Borrower conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at either Lender’s or Borrower’s offices or elsewhere, for cash, on credit, and upon such other terms as Lender may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Borrower agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Borrower agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and Borrower is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;
(b)    Lender may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon Borrower or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to Borrower’s Deposit Accounts in which Lender’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the Borrower to pay the balance of such Deposit Account to or for the benefit of Lender, and (ii) with respect to Borrower’s Securities Accounts in which Lender’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining any such Securities Account for Borrower to (A) transfer any cash in such Securities Account to or for the benefit of Lender, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Lender;
(c)    any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, Borrower shall remain liable for any such deficiency; and
(d)    the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur Lender shall have the right to an immediate writ of possession without notice of a hearing. Lender shall have the right to the appointment of a receiver for Borrower or for the properties and assets of Borrower, and Borrower hereby consents to such rights and such appointment and hereby waives any objection Borrower may have thereto or the right to have a bond or other security posted by Lender.
Notwithstanding the foregoing or anything to the contrary contained in Section 10.1, upon the occurrence of any Default or Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by Lender, all obligations of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than the Hedge Obligations), shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

10.3
Lender Appointed Attorney in Fact. Borrower hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)    to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of Borrower;
(b)    to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

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(c)    to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of Borrower or otherwise to enforce the rights of Lender with respect to any of the Collateral;
(d)    to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower in respect of any Account of Borrower;
(e)    to use any Intellectual Property or Intellectual Property Licenses of Borrower, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of Borrower;
(f)    to take exclusive possession of all locations where Borrower conducts its business or has rights of possession, without notice to or consent of Borrower and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;
(g)    Lender shall have the right, but shall not be obligated, to bring suit in its own name or in Borrower’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if Lender shall commence any such suit, Borrower shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement; and
(h)    to the extent permitted by law, Borrower hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all commitments of Lender under this Agreement to provide extensions of credit are terminated and all Obligations have been paid in full in cash.

10.4
Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.5    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.1 or the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in such manner as Lender shall determine in its discretion and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law. For greater certainty, the acceleration of the Obligations under this Agreement shall in no way affect, terminate or accelerate the Hedge Obligations (which are governed by the terms of the applicable Hedge Agreement).
10.6    Marshaling. Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws.
10.7    License. Borrower hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of Borrower for the purpose of: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.

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11.	WAIVERS; INDEMNIFICATION.

11.1
Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

11.2    The Lender’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
11.3    Indemnification. Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents, any Bank Product Agreement or the transactions contemplated hereby or thereby or the monitoring of compliance by Borrower and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by Borrower to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of Lender hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any Subsidiary of Borrower or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Lender, as the case may be, they shall be sent to the respective address set forth below:
If to Borrower:    U.S. WELL SERVICES, LLC
770 South Post Oak Lane, Suite 405
Houston, Texas 77056
Attn: Ken Sill, Chief Financial Officer
Fax No. 832.562.3745
Email: ksill@uswellservices.com

with courtesy copies to

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(which shall not constitute
Notice for purposes of this
Section 12):    PORTER HEDGES LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attn: Jason T. Lloyd
Fax No.: 713.226.6283
Email: jlloyd@porterhedges.com

If to Lender:    WELLS FARGO BANK, NATIONAL ASSOCIATION
14241 Dallas Parkway, Suite 900
Dallas, Texas 75254
Attn: Paul Truax
Fax No.: 877.489.4660
Email: paul.truax@wellsfargo.com

with courtesy copies to
(which shall not constitute
Notice for purposes of this
Section 12):
K&L GATES LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attn: John O. Sutton, Jr.
Fax No. 214.939.5849
Email: john.sutton@klgates.com

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(c)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
(d)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF DALLAS AND THE COUNTY OF DALLAS, STATE OF TEXAS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).
(e)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM,

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CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(f)    NO CLAIM MAY BE MADE BY BORROWER AGAINST THE LENDER, OR ANY AFFILIATE OF LENDER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND BORROWER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
14.    ASSIGNMENTS; SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior, written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents in whole or in part and its rights and duties hereunder or grant participations in the Obligations hereunder and thereunder and no consent or approval by Borrower is required in connection with any such assignment or participation.

15.
AMENDMENTS; WAIVERS. No amendment or modification of this Agreement or any other Loan Document or any other document or agreement described in or related to this Agreement shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.	TAXES.
(d)    All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein; provided, however, that Borrower shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.
(e)    Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

17.	GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

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17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5    Debtor-Creditor Relationship. The relationship between the Lender, on the one hand, and the Borrower, on the other hand, is solely that of creditor and debtor. Lender shall not have (and shall not be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.6    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
17.7    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of Lender’s Liens in the Collateral shall be automatically reinstated without further action.

17.8	Confidentiality.
(a)    Lender agrees that material, non-public information regarding the Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior, written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender

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Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 17.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of Borrower and (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Lender may use the name, logos, and other insignia of the Borrower and the Maximum Credit provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.
17.9    Lender Expenses. Borrower agrees to pay the Lender Expenses on the earlier of (a) the first day of the month following the date on which such Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender and Borrower agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations.
17.10    Setoff. Lender may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Borrower by Lender against any of the Obligations, whether or not due.
17.11    Survival. All representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid or any Letter of Credit is outstanding and so long as the obligation of Lender to provide extensions of credit hereunder has not expired or been terminated.
17.12    Patriot Act. Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Borrower, and (b) OFAC/PEP searches and customary individual background checks of the Borrower’s senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.
17.13    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.14    Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting. Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in and receive payments and collections of the Collateral and payments from Lender from amounts charged to the Loan Account or that are otherwise collected from the Borrower for the account of a Bank Product Provider as more fully set forth herein and in the other Loan Documents. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Lender to determine or ensure whether the amount of any

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such Reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Bank Product Provider (other than Lender in its capacity as lender hereunder) shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral.
17.15    Notice of Final Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.
BORROWER:
U.S. WELL SERVICES, LLC

By:        /s/ Kenneth Sill
Name:    Kenneth Sill
Title:    Chief Financial Officer
Federal Employer Identification No.
90-0794304
Organizational Identification No.
5109388

LENDER:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:    /s/ Kevin C. Maitland
Name:    Kevin C. Maitland
Title: Authorized Signatory

Schedule 1.1
a.    Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in Article 9 of the Code).
“Account Debtor” means an account debtor (as that term is defined in the Code).
“Additional Documents” has the meaning specified therefor in Section 6.15.
“Advances” has the meaning specified therefor in Section 2.1(a).
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.12: (a) any Person which owns directly or indirectly 15% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agreement” means the Credit and Security Agreement to which this Schedule 1.1 is attached.
“Antero Resources” means Antero Resources, LLC, a Delaware limited liability company, and any of its Subsidiaries.
“Applicable Margin” means:
(a)    one (1) percentage point when the Interest Rate is based on the Prime Rate.
(b)    three (3) percentage points with respect to Fixed Rate LIBOR Loans.
(c)    three (3) percentage points with respect to Variable Rate LIBOR Loans.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to Lender.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations).
“Availability Block” shall mean $500,000, as such amount may be adjusted by Lender from time to time, in its sole discretion.
“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or any of its Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including all Cash Management Documents.

Schedule 1.1

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“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Provider in an amount determined by Lender in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or any of its Subsidiaries to Lender or another Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising and (b) all Hedge Obligations.

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to Borrower or any of its Subsidiaries.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined in its Permitted Discretion it is necessary or appropriate to establish (based upon Lender’s reasonable determination of the credit and operating risk exposure to Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base LIBOR” means, on any day, with respect to the LIBOR Interest Period for a LIBOR Loan, the interest rate per annum (rounded upward to the nearest whole 1/8th of 1%) for Dollar deposits determined by Lender 2 London business days prior to the requested Funding Date of the LIBOR Loan as the London Inter-Bank Market Offered Rate in effect for the applicable LIBOR Interest Period in amounts approximately equal to the principal amount of the applicable Fixed Rate LIBOR Loan. Borrower understands and agrees that Lender may base its determination of the London Inter-Bank Market Offered Rate upon such offers or other market indicators of the London Inter-Bank Market as Lender, in its sole discretion, deems appropriate, including the rate offered for Dollar deposits on the London Inter-Bank Market.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means the board of directors (or comparable managers) of Borrower.
“BONY Account” means, collectively, (a) that certain Deposit Account, maintained by Borrower, at The Bank of New York Mellon Trust Company, N.A., account number 555379, and listed on Schedule 5.15 to the Information Certificate, and (b) that certain Deposit Account, maintained by Borrower, at The Bank of New York Mellon Trust Company, N.A., account number 555376, and listed on Schedule 5.15 to the Information Certificate.
“Books” means books and records (including Borrower’s Records indicating, summarizing, or evidencing Borrower’s assets (including the Collateral) or liabilities, Borrower’s Records relating to Borrower’s business operations or financial condition, or Borrower’s Goods or General Intangibles related to such information).
“Borrower” means U.S. Well Services, LLC, a Delaware limited liability company.
“Borrower’s LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Borrower dated as of February 21, 2012, as the same has been and may be further amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and hereof.
“Borrowing” means a borrowing consisting of Advances (i) requested by Borrower, (ii) made automatically pursuant to Section 2.3(c) without the request of Borrower, (iii) made by Lender pursuant to Section 2.6(c), or (iv) a Protective Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)    the lesser of (i) 85% (less the amount, if any, of the Dilution Reserve, if applicable) of the amount of Eligible Accounts, and (ii) $7,500,000, minus

Schedule 1.1

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(b)    the Availability Block, minus

(c)    the aggregate amount of Reserves, if any, established by Lender in its Permitted Discretion.
“Borrowing Base Certificate” means a form of borrowing base certificate in form and substance acceptable to Lender.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Documents” means the agreements governing each of the Cash Management Services of Lender utilized by Borrower, which agreements shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by Borrower, and all replacement or successor agreements which govern such Cash Management Services of Lender.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“Cash Management Transition Period” has the meaning specified in Section 6.12(j)(i).
“Cash Plus Availability” means, as of any date of determination, (a) unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts (exclusive of the Segregated Account) or in Securities Accounts, or any combination thereof, maintained at Lender plus (b) Availability as of such date of determination.
“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 51%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) any “person” or

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“group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (c) after an initial public offering of Borrower’s Stock a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) Borrower fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries.
“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.
“Closing Date” means the date of this Agreement.
“Code” means the Texas Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Texas, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.
“Collateral” means all of Borrower’s now owned or hereafter acquired:
(a)    Accounts;
(b)    Books;
(c)    Chattel Paper;
(d)    Deposit Accounts;
(e)    Goods, including Equipment and Fixtures;
(f)    General Intangibles, including, without limitation, Intellectual Property and Intellectual Property Licenses;
(g)    Inventory;
(h)    Investment Related Property;
(i)    Negotiable Collateral;
(j)    Supporting Obligations;
(k)    Commercial Tort Claims;
(l)    money, Cash Equivalents, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender (or its agent or designee); and
(m)    all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles (including, without limitation, Intellectual Property and Intellectual Property Licenses), Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise

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with respect to any of the foregoing (collectively, the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Borrower or Lender from time to time with respect to any of the Investment Related Property.
All Real Property Collateral and other non-Code Collateral shall be deemed to be included as part of the Collateral.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include (i) any lease, license, contract, or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest or lien shall constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that (A) if requested by Lender, Borrower will use commercially reasonable efforts to promptly obtain consent to the collateral assignment thereof and the granting of a security interest therein to Lender and, at such time such consent is obtained, such lease, license, contract, property rights or agreement shall constitute “Collateral” hereunder, (B) notwithstanding the foregoing, the term “Collateral” shall include any and all proceeds arising from such excluded property to the extent that the assignment or encumbering of such proceeds is not subject to the same or similar prohibitions or restrictions, and (C) such security interest or Lien shall attach immediately at such time as the condition causing such breach or termination shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above; or (ii) any of the Stock of a Subsidiary that is not organized in the U.S. or any state thereof in excess of 65% of the Stock of such Subsidiary entitled to vote.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Books, Equipment, Accounts or Inventory of Borrower or any of its Subsidiaries, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in form and substance reasonably satisfactory to Lender.
“Collection Account” means the Deposit Account identified on Schedule A-1.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).
“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of Borrower to Lender.
“Confidential Information” has the meaning specified therefor in Section 17.8.
“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to a majority of the members of the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower or any Subsidiary of Borrower, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer (with respect to uncertificated securities).
“Controlled Account” has the meaning specified therefor in Section 6.12(j).
“Controlled Account Bank” has the meaning specified therefor in Section 6.12 (j).

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“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of Borrower’s rights corresponding thereto throughout the world.
“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by Borrower and Lender, in form and substance acceptable to Lender.
“Credit Facility” means the Revolving Credit Facility.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Daily Three Month LIBOR” means, for any day the rate per annum (rounded upward to the nearest whole 1/8th of 1%) for United States dollar deposits determined by Lender for the purpose of calculating the effective Interest Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the operating Deposit Account of Borrower at Lender identified on Schedule D-1.
“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Lender with respect to Borrower’s Accounts, by (b) Borrower’s billings with respect to Accounts.
“Dilution Reserve” means, as of any date of determination, the difference between (i) the dollar amount of Eligible Accounts calculated at the stated advance rate against Eligible Accounts set forth in the definition of Borrowing Base and (ii) the dollar amount of Eligible Accounts calculated by reducing the stated advance rate against Eligible Accounts set forth in the definition of Borrowing Base by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5%).
“Dollars” or “$” means United States dollars.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EBITDA” means, with respect to any fiscal period, the consolidated net income (or loss), of Borrower and its Subsidiaries, minus extraordinary gains, interest income, non-operating income and income tax benefits and decreases in any change in LIFO reserves, plus non-cash extraordinary losses, Interest Expense, income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined on a consolidated basis in accordance with GAAP.
“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of Goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash. Eligible Accounts shall not include the following:

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(a)    Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, not to exceed 60 days from original due date;
(b)    Accounts with selling terms of more than 30 days;
(c)    Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clauses (a) or (b) above or clauses (i) or (s) below;
(d)    Accounts with respect to which the Account Debtor is an Affiliate, agent or equity owner of Borrower or an employee or agent of Borrower or any Affiliate of Borrower;
(e)    Accounts arising in a transaction wherein Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;
(f)    Accounts that are not payable in Dollars;
(g)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (excluding the Province of Quebec), or (ii) is not organized under the laws of the United States or any state thereof or Canada (excluding the Province of Quebec), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Lender, or (z) the Account is guaranteed pursuant to an approved working capital guarantee from the Export-Import Bank of the United States in favor of Lender and acceptable to Lender in all respects;
(h)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States;
(i)    Accounts with respect to which the Account Debtor is a creditor of Borrower, has (until such time as a “no-offset” letter with respect to such Account Debtor is received) or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;
(j)    That portion of Accounts which reflect a reasonable reserve for warranty claims or returns or amounts which are owed to account debtors, including those for rebates, allowances, co-op advertising, new store allowances or other deductions;
(k)    Accounts owing by a single Account Debtor or group of Affiliated Account Debtors (other than Antero Resources) whose total obligations owing to Borrower exceed fifteen percent (15%) of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by Antero Resources which exceed eighty-five percent (85%) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the foregoing applicable percentages may be deemed Eligible Accounts), such percentages being subject to reduction if the creditworthiness of such Account Debtor deteriorates;
(l)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding (other than as a creditor), is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
(m)    Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;
(n)    Accounts representing credit card sales or “C.O.D.” sales;
(o)    Accounts that are not subject to a valid and perfected first priority Lien in favor of Lender or that are subject to any other Lien, unless such other Lien is a Permitted Lien and the holder of such Permitted Lien has entered into an intercreditor agreement with Lender reasonably acceptable to Lender;

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(p)    Other than Accounts for which Antero Resources is the Account Debtor thereunder, Accounts that consist of progress billings (such that the obligations of the Account Debtors with respect to such Accounts are conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;
(q)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;
(r)    that portion of Accounts which represent finance charges, service charges, sales taxes or excise taxes;
(s)    that portion of Accounts which has been restructured, extended, amended or otherwise modified;
(t)    bill and hold invoices, except those with respect to which Lender shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the Account Debtor to take the Goods related thereto and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts hereunder;
(u)    Accounts which have not been invoiced;
(v)    Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office; and
(w)    Accounts or that portion of Accounts otherwise deemed ineligible by Lender in its Permitted Discretion.
Any Accounts which are not Eligible Accounts shall nonetheless constitute Collateral.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party

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to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning specified therefor in Section 9.
“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations Borrower and its Subsidiaries aged in excess of 60 days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of Borrower and its Subsidiaries, in each case as determined by Lender in its Permitted Discretion.
“Excess Cash Offer” means an “Excess Cash Offer” under, and as defined in, the Indenture.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for any period, on a consolidated basis, the ratio of (i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, (b) cash taxes paid during such period, to the extent greater than zero, and (c) all Restricted Junior Payments consisting of Pass-Through Tax Liabilities to (ii) Fixed Charges for such period.
“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense, but specifically including all Interest Expense during such period with respect to the Senior Secured Bonds), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to Capital Leases, but excluding principal payments made with respect to the Revolving Credit Facility and any payments made pursuant to an Excess Cash Offer, and (c) all Restricted Junior Payments (other than Pass-Through Tax Liabilities and other payments permitted pursuant to Section 7.9 hereof) and other distributions paid in cash to the owners of the Stock of Borrower during such period.
“Fixed Rate LIBOR Loan” means any Advance or portion thereof that bears interest at a rate determined by reference to LIBOR for a specified LIBOR Interest Period.
“Fixtures” means fixtures (as that term is defined in the Code).
“Funding Date” means the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.
“Global Hunter Securities Account” means Securities Account #AS5A1109, maintained by Borrower at Global Hunter Securities and identified on Schedule 5.15 to the Information Certificate.
“Goods” means goods (as that term is defined in the Code).
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

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“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Gross Availability” means, as of any date of determination, (a) Availability as of such date of determination plus (b) Suppressed Availability as of such date of determination.
“Guarantors” means each Person that becomes a guarantor of all or any portion of the Credit Facility after the Closing Date, and each of them is a “Guarantor”.
“Guaranty” means any guaranty agreement delivered at any time by a Guarantor in favor of Lender, and all of such guaranties are, collectively, the “Guaranties”.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B) (A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising, of Borrower or any of its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Lender or another Bank Product Provider.
“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.
“Indemnified Person” has the meaning specified therefor in Section 11.3.
“Indenture” means that certain Indenture, dated as of February 21, 2012, by and among Borrower, USW Financing, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, as the same has been and may be amended, restated, supplemented, or modified from time to time in accordance with the terms hereof and thereof.
“Indenture Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent under the Indenture, and any successor in such capacity.

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“Information Certificate” means the Information Certificate completed and executed by the Borrower attached hereto as Exhibit E.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.
“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to the Specified Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Lender’s rights under the Loan Documents.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Rate” means:
(a)    Daily Three Month LIBOR with respect to Variable Rate LIBOR Loans, which interest rate shall change whenever Daily Three Month LIBOR Changes, and
(b)    LIBOR for the specified Interest Period with respect to Fixed Rate LIBOR Loans.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and between Lender and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $50,000 in the aggregate during any fiscal year of Borrower, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Investment Related Property” means any and all investment property (as that term is defined in the Code).
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Lender” has the meaning specified therefor in the preamble to this Agreement and its successors and assigns.
“Lender Expenses” means all (a) reasonable out-of-pocket costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or

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incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to Borrower, (e) reasonable out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuation of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) fees and expenses to initiate electronic reporting by Borrower to Lender, (g) reasonable out-of-pocket examination fees and expenses (including reasonable travel, meals, and lodging) of Lender related to any inspections, audits, examinations, or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (h) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with Borrower or any of its Subsidiaries, (i) Lender’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including reasonable travel, meals, and lodging), or amending the Loan Documents, (j) Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (k) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.
“Lender Representatives” has the meaning specified therefor in Section 17.8(a).
“Lender-Related Persons” means Lender, together with its Affiliates (including in their capacity as a Bank Product Provider) officers, directors, employees, attorneys, and agents.
“Lender’s Liens” mean the Liens granted by Borrower and its Subsidiaries (if any) to Lender for its benefit and for the benefit of any Bank Product Provider under the Loan Documents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender.
“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrower agrees to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.
“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 110% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

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“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.13(e) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.13(e) of this Agreement.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance under the Revolving Credit Facility.

“LIBOR” means the interest rate per annum (rounded upward to the nearest whole 1/8th of 1%) determined pursuant to the following formula:

LIBOR =	Base LIBOR
1.00 - LIBOR Reserve Percentage

“LIBOR Interest Period” means, with respect to each Fixed Rate LIBOR Loan, a period commencing on the date of the making of such Fixed Rate LIBOR Loan (or the continuation of a Fixed Rate LIBOR Loan or the conversion of a Variable Rate LIBOR Loan to a Fixed Rate LIBOR Loan) and ending 1, 2, or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon LIBOR from and including the first day of each LIBOR Interest Period to, but excluding, the day on which any LIBOR Interest Period expires, (b) any LIBOR Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day, (c) with respect to a LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the LIBOR Interest Period began, as applicable, and (d) Borrower may not elect a LIBOR Interest Period which will end after the Maturity Date.

“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable term of each LIBOR Loan.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, maintained at Lender plus (b) Gross Availability as of such date of determination.
“Loan” means the Advances.
“Loan Account” has the meaning specified therefor in Section 2.8.
“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Control Agreements, the Cash Management Documents, any Copyright Security Agreement, the Intercreditor Agreement, the Letters of Credit, each Mortgage, any Patent and Trademark Security Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, any Letter of Credit Applications and other Letter of Credit Agreements entered into by Borrower in connection with this Agreement, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and Lender in connection with this Agreement, but specifically excluding all Hedge Agreements.
“Loan Management Service” means Lender’s proprietary automated loan management program currently known as “Loan Manager” and any successor service or product of Lender which performs similar services.
“Lockbox” means “Lockbox” as defined and described in the Cash Management Documents.

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“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or its Subsidiaries, or (d) any claim against Borrower or any of its Subsidiaries or threat of litigation, in writing, which if determined adversely to Borrower or any of its Subsidiaries, would result in the occurrence of an event described in clauses (a), (b) or (c) above.
“Material Contract” means, with respect to Borrower, (i) each contract or agreement to which Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by Borrower or such Subsidiary of $200,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary), (ii) the Indenture, and (iii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
“Maturity Date” has the meaning specified therefor in Section 2.9.
“Maximum Credit” means $7,500,000.00.
“Maximum Revolver Amount” means $7,500,000.00.
“Minimum Interest Charge” has the meaning specified therefor in Schedule 2.12.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or one or more of its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral.
“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).
“Net Liquidation Percentage” means the percentage of the Value of Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as set forth in the most recent acceptable appraisal received by Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected or approved by Lender with such most recent acceptable appraisal to be in form, scope, methodology and content acceptable to Lender.
“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender, by one or more other third parties who purchase Senior Secured Bonds or other Indebtedness issued by Borrower, by proceeds of cash equity contributions to Borrower by the owners of its Stock, or by means of any extension of credit by Lender other than by means of an Advance under the Revolving Credit Facility.
“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product

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Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Overadvance Amount” has the meaning specified therefor in Section 2.4(f).
“Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the owner of any Stock in Borrower on taxable income earned by Borrower and attributable to such owner of Stock as a result of Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner of Stock is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such owners of Stock from or through Borrower.
“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of Borrower’s rights corresponding thereto throughout the world.
“Patent and Trademark Security Agreement” means any Patent and Trademark Security Agreement executed and delivered by Borrower in favor of Lender, in form and substance acceptable to Lender.
“Patriot Act” has the meaning specified therefor in Section 5.18 of Exhibit D to this Agreement.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Borrower or any of its Subsidiaries or any ERISA Affiliate and covered by Title IV of ERISA.
“Permitted Discretion” means a determination made in the exercise of the good faith and reasonable (from the perspective of a secured asset-based lender) credit judgment of Lender.
“Permitted Dispositions” means:
(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business;
(b)    sales of Inventory to buyers in the ordinary course of business;
(c)    the granting of Permitted Liens;
(d)    the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to this Agreement;
(e)    the making or liquidation of, a Permitted Investment; and
(f)    the sale or other disposition of the Senior Secured Bonds after the repurchase thereof by Borrower in accordance with the terms and conditions thereof and of the Indenture;
provided, that for purposes of this definition, none of the foregoing actions taken by USW Financing (except for the grant by USW Financing of a Permitted Lien to The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent pursuant to the terms and conditions of the Indenture) shall be considered a “Permitted Disposition”.

“Permitted Holders” means (a) ORB Investments, L.L.C., (b) Daniel T. Layton, and (c) any Person owned or controlled by, or under common control with, either of the Persons identified in clauses (a) or (b) of this definition.
“Permitted Indebtedness” means:

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(a)    Indebtedness evidenced by this Agreement or the other Loan Documents;
(b)    Indebtedness set forth on Schedule 5.19 to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;
(d)    endorsement of instruments or other payment items for deposit;
(e)    the incurrence by any Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes;
(f)    obligations in respect of performance bonds or sureties in an aggregate amount not to exceed $100,000 incurred in the ordinary course of business;
(g)    Indebtedness incurred to finance deferred insurance premiums in the ordinary course of business;
(h)    Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;
(i)    Indebtedness owed to Regions Bank in respect of the Regions Bank LC;
(j)    the Series A Units;
(k)    the Senior Secured Bonds; and
(l)    Indebtedness constituting Permitted Investments;
provided, that for purposes of this definition, none of the foregoing Indebtedness of, or actions taken by, USW Financing (except for the transactions contemplated by the terms and conditions of the Indenture) shall be considered “Permitted Indebtedness”.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of Goods or services in the ordinary course of business;
(d)    Investments by Borrower and its Subsidiaries in Subsidiaries that are Guarantors, and Investments by Borrower’s Subsidiaries in Borrower;
(e)    Investments acquired by Borrower or any of its Subsidiaries (i) in exchange for any other Investment held by such Person in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, (ii) in securities or notes payable with respect to the settlement of an Account Debtor’s Accounts, or (iii) as a result of the foreclosure by such Person with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(f)    repurchases of (i) Stock of Borrower held by current or former officers, directors, or employees (or estates thereof) to the extent permitted under Section 7.9, and (ii) the Senior Secured Bonds in accordance with the terms and conditions thereof and of the Indenture;
(g)    Investments owned by Borrower or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1; and

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(h)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (g) of the definition of Permitted Indebtedness;
provided, that for purposes of this definition, none of the foregoing Investments of, or actions taken by, USW Financing (except for the transactions contemplated by the terms and conditions of the Indenture) shall be considered “Permitted Investments”.
“Permitted Liens” means
(a)    Liens granted to, or for the benefit of, Lender to secure the Obligations;
(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests and secure an assessment or other governmental charge or levy in an aggregate amount less than $100,000 during any fiscal year, and for which Lender has imposed a Reserve in the amount of such assesment or governmental charge or levy in the Borrowing Base;
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 9.3;
(d)    Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements;
(f)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, in an aggregate amount not to exceed $100,000;
(g)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, in an aggregate amount not to exceed $100,000;
(h)    Liens that secure Indebtedness permitted under clauses (g) and (i) of the definition of Permitted Indebtedness;
(i)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof; and
(j)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
provided, that for purposes of this definition, none of the foregoing Liens, to the extent such Liens encumber property of USW Financing (except for the Liens granted by USW Financing to The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, pursuant to the terms and conditions of the Indenture) shall be considered “Permitted Liens”.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes), or rental payment, provided that (a) a reserve with respect to such obligation is established on books and records of Borrower or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or such Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, or validity of any of Lender’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred by Borrower after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $2,500,000.

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“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Borrower or any of its Subsidiaries or any ERISA Affiliate.
“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.
“Proceeds” has the meaning specified therefor in the definition of “Collateral” set forth in Schedule 1.1.
“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other cash payment obligation (including any obligation to pay cash dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, (c) Availability projections, and (d) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advance” has the meaning specified therefor in Section 2.3(d).
“PTO” means the United States Patent and Trademark Office.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Qualified Cash” means, as of any date of determination, the amount of cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is maintained at Lender or is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.
“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

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(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the date of such refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, more restrictive or less favorable to Borrower and its Subsidiaries in any material respect,
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations, except as otherwise permitted under this Agreement.
“Regions Bank LC” means that certain letter of credit in the amount of $75,000, issued by Regions Bank for the account of Borrower and for the benefit of Wex Bank.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Reserves” means, as of any date of determination, the sum of (a) an amount or percent of a specified item or category of items that Lender establishes from time to time in its Permitted Discretion to reduce Availability under the Borrowing Base or the Maximum Revolver Amount to reflect (i) such matters, events, conditions, contingencies or risks which affect or which may reasonably be expected to affect the assets, business or prospects of Borrower or the Collateral or its value or the enforceability, perfection or priority of Lender’s Liens in the Collateral, or (ii) Lender’s judgment that any collateral report or financial information relating to Borrower delivered to Lender is incomplete, inaccurate or misleading in any material respect, plus (b) the Dilution Reserve and the Bank Product Reserve Amount.
“Restricted Junior Payment” means (a) any declaration or payment of any cash dividend or the making of any other cash payment or cash distribution on account of Stock issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Stock issued by Borrower in their capacity as such (other than dividends or distributions payable in Stock issued by Borrower, or (b) any purchase, redemption, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Borrower) of any Stock issued by Borrower.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Revolving Credit Facility” means the revolving line of credit facility described in Section 2.1 pursuant to which Lender provides Advances to Borrower and issues Letters of Credit for the account of Borrower.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

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“Security Interest” has the meaning specified therefor in Section 3.1.
“Segregated Account” means the Deposit Account in the name of Borrower, maintained at Lender, account number 4972376701, ABA number 121000248.
“Senior Secured Bonds” means the senior secured notes issued by Borrower and USW Financing under, and pursuant to, the Indenture.
“Series A Units” means the Series A Units under, and as defined in, Borrower’s LLC Agreement.
“Series B Units” means the Series B Units under, and as defined in, Borrower’s LLC Agreement.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Standard Letter of Credit Practice” means, for Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP 600, as chosen in the applicable Letter of Credit.

“Stock” means all shares, options, warrants (including, with respect to Borrower, the Warrants), interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Creditor(s)” means any Person now or in the future subordinating Indebtedness of Borrower or Liens granted by Borrower, and held by that Person, to the payment of the Obligations.

“Subordinated Debt” means Indebtedness owed by any Borrower that has been subordinated to the Obligations pursuant to a subordination agreement in form and substance acceptable to Lender.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.
“Suppressed Availability” means the aggregate amount that Borrower would be entitled to borrow hereunder in accordance with the Borrowing Base if not for the application of the Availability Block, and if not for the application of the $7,500,000 limit set forth in clause (a)(ii) of the definition of “Borrowing Base.”
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude any tax imposed on the net income or net profits of Lender (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof in which Lender is organized or the jurisdiction (or by any political

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subdivision or taxing authority thereof) in which Lender’s principal office is located in each case as a result of a present or former connection between Lender and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document).
“Termination Date” has the meaning specified therefor in Section 2.9.
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of Borrower’s business symbolized by the foregoing or connected therewith, and (vi) all of Borrower’s rights corresponding thereto throughout the world.
“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“United States” means the United States of America.
“Unused Amount” has the meaning specified therefor in Schedule 2.12 of this Agreement.
“URL” means “uniform resource locator,” an internet web address.
“USW Financing” means USW Financing Corp., a Delaware corporation.
“Value” means, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value.
“Variable Rate LIBOR Loan” means an Advance or portion thereof which bears interest at a rate determined by reference to Daily Three Month LIBOR.
“Voidable Transfer” has the meaning specified therefor in Section 17.7.
“Warrant Agreement” means that certain Warrant Agreement dated as of February 21, 2012, between Borrower and The Bank of New York Mellon Trust Company, N.A., as warrant agent, as the same as been and may be further amended, restated, supplemented, or otherwise modified from time to time.
“Warrants” means the warrants to purchase Series B Units issued pursuant to the Warrant Agreement.
b.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

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c.Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise.
d.Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto.
e.Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

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